CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 31, 2023, and each included in this Post-Effective Amendment No. 137 to the Registration Statement (Form N-1A, File No. 333-191495) of Capitol Series Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 30, 2023, with respect to the financial statements and financial highlights of Fairlead Tactical Sector ETF (one of the funds constituting Capitol Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended January 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

May 31, 2023